Exhibit 4.3

TRIZEC PROPERTIES, INC.
2002 LONG TERM INCENTIVE PLAN
(Amended and Restated Effective May 29, 2003)

1.             Purpose of Plan

                The purpose of the Trizec Properties, Inc. 2002 Long Term Incentive Plan (the "Plan") is to secure for Trizec Properties, Inc. (the "Company") and its shareholders the benefits arising from capital ownership by those directors, officers, key employees and key advisors of the Company and its Subsidiaries who are and will be responsible for its future growth and continued success.  The Plan provides those individuals the opportunity to acquire a proprietary interest in the Company through the granting of Awards in the form of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Rights, Performance Awards and other Share-based compensation, as set forth in this Plan.

                The Plan was initially adopted effective May 8, 2002 as the Trizec Properties, Inc. 2002 Stock Option Plan and is amended and restated herein as the Trizec Properties, Inc. 2002 Long Term Incentive Plan.

2.             Definitions

"Agreement" means a written agreement or certificate, executed by the Company, and, if so required by the Committee, by the Participant, which sets forth the terms and conditions of the Award.

"Award" means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Right, Performance Award and other Share-based compensation award, rights, interests or options or other securities of the Company granted pursuant to this Plan.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the Compensation Committee or such other committee appointed from time to time by, and duly authorized to act on behalf of, the Board to administer this Plan.

"Company" means Trizec Properties, Inc., a Delaware corporation, and includes any successor corporation thereof.

"Corporate Reorganization" means the plan of arrangement pursuant to Canadian law, pursuant to which the Company became a publicly traded United States real estate investment trust which owned all of the United States assets owned by TrizecHahn Corporation and its subsidiaries.

"Date of Grant" means the date on which an Award is granted as set forth in the applicable Award Agreement.

"Employee" means any person who is an employee of the Company or one of its Subsidiaries, including employees who are officers or members of the Board.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" of a Share determined as of any date means (i) the closing sale price for a Share (or the closing bid, if no sales were reported), as quoted on the last trading day immediately preceding the date of such determination, on any stock exchange, or a national market quotation system including without limitation the Nasdaq National Market, in which Shares of the Company are listed, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) if Shares are not listed on a securities exchange or traded over the Nasdaq National Market, Fair Market Value as determined by such other method as the Committee determines in good faith.

"Former Employee" means an individual who is a former Employee as of the effective date of the Corporate Reorganization.

"Incentive Stock Option" means an Option awarded to an Employee which is designated as an incentive stock option and which satisfies all applicable requirements therefor under Section 422 of the Code.

"Key Advisor" means an individual advisor (not an Employee or a Non-Employee Director) who performs services for the Company or any of its Subsidiaries and is selected for an Award by the Committee.

"Non-Employee Director" means a member of the Board who shall qualify as a "non-employee director" as the term (or similar or successor term) is defined by Rule 16b-3 under the Exchange Act.

"Non-Qualified Stock Option" means an Option awarded under the Plan which is not an Incentive Stock Option.

"Option" means a right to purchase a Share under the terms and conditions of an Option Agreement that is either an Incentive Stock Option or a Non-Qualified Stock Option.

"Option Price" means the price at which a Share may be purchased under an Option, as the same may be adjusted from time to time in accordance with Section 11hereof.

"Participant" means an Employee, Former Employee, Non-Employee Director or Key Advisor who has been granted an Award and participates under the Plan.

"Performance Award" means a right to receive payment from the Company in cash, subject to the terms and conditions of the Award pursuant to Section 8.

"Plan" means this Trizec Properties, Inc. 2002 Long Term Incentive Plan, as may be amended from time to time.

"Restricted Stock" means Shares granted to a Participant which are subject to restrictions on transferability pursuant to Section 7 of the Plan.

"Restricted Stock Right" means a right to receive payment from the Company in Shares (including Restricted Stock) subject to the terms and conditions of an Award granted pursuant to Section 7 of the Plan.

"Share" or "Shares" means the authorized shares of common stock, $.01 par value per share, of the Company.

"Stock Appreciation Right" or "SAR" means the right to receive a payment from the Company in cash, Shares, or any combination thereof, equal to the excess of the Fair Market Value of a Share on the date of exercise over a specified price fixed by the Committee, but subject to such maximum amounts as the Committee may impose.

"Subsidiary" means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

                Unless the context requires otherwise, the use of masculine pronouns shall also refer to feminine pronouns and the use of a singular noun shall also refer to the plural.  Unless otherwise stated, references to articles and sections refer to articles and sections of the Plan.

3.             Administration of the Plan

                The Plan shall be administered by the Committee (comprised of two or more members, acting through a majority thereof) who are appointed by the Board.  Except as the Board may otherwise determine in connection with a change in applicable law or other relevant circumstances, a person may serve on the Committee only if he is a Non-Employee Director and satisfies the requirements of an "outside director" for purposes of Section 162(m) of the

Code and the regulations thereunder.  The Committee shall have the discretionary authority and power to administer the Plan, including, without limitation, the authority to:  (a) determine the individuals to whom Awards are granted, the type and amounts of Awards to be granted and the time of all such Awards; (b) determine the terms, conditions and provisions of, and restrictions relating to, each Award granted; (c) interpret and construe the Plan and all Awards and any certificates, notices or agreements relating thereto; (d) prescribe, amend and rescind rules, guidelines and regulations relating to the Plan; (e) determine the content and form of all certificates, notices and agreements relating to Awards; (f) determine all questions relating to Awards under the Plan; (g) maintain accounts, records and ledgers relating to Awards; (h) maintain records concerning its decisions and proceedings; (i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and (j) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.  Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.  To the extent deemed necessary or advisable for purposes of Rule 16b-3 of the Exchange Act or otherwise, the Board may act as the Committee hereunder.  No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and shall, to the maximum extent permitted by the articles of incorporation and by-laws of the Company and applicable law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.             Shares Subject to the Plan

4.1           Aggregate Limit.  Subject to Section 11, the aggregate number of Shares which may be delivered under the Plan pursuant to Awards hereunder shall not exceed 19,000,000 Shares.  No fractional Shares may be issued.

4.2           Reuse of Shares.  If and to the extent that an Award under the Plan shall expire or terminate for any reason without having been exercised in full or without all Shares subject to such Award  having been issued or distributed (including, without limitation, cancellation and re-grant), the Shares subject thereto which have not become outstanding shall (unless the Plan shall have terminated) become available for issuance under the Plan.  If and to the extent that Options granted under the Plan are exercised or Shares are distributed to a Participant pursuant to an Award of Stock Appreciation Rights or Restricted Stock Rights, and Shares are tendered or withheld for the payment of the Option Price upon Option exercise or to satisfy tax withholding amounts, then such number of Shares tendered or withheld for the payment of the Option Price or to satisfy tax withholding amounts shall (unless the Plan shall have terminated) become available for issuance under the Plan.  In any such event, Awards of such Shares shall be upon such terms and conditions as the Committee may determine.

5.             Stock Options

5.1           Awards of Incentive Stock Options and Non-Qualified Stock Options.  The Committee may grant Awards of Incentive Stock Options to Employees and grant Awards of Non-Qualified Stock Options to Employees, Non-Employee Directors, and Key Advisors.  In no event shall the term of any Option granted under the Plan exceed ten years from the Date of Grant.

5.2           Terms of Options.  The number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions for each such Option shall be determined by the Committee and set forth in the Option Agreement, not inconsistent with the terms of the Plan.  If the Option Agreement does not provide for a term or vesting period, then each Option shall, subject to any other specific provisions of the Plan, be subject to the following terms and conditions:

(a)           Options issued prior to May 29, 2003 (other than Options issued in connection with the Corporate Reorganization) (i) shall be exercisable for a term of seven years from the Date of Grant, and (ii) shall vest one-fourth on the first anniversary of the Date of Grant and on each of the three subsequent anniversaries of the Date of Grant.

(b)           With respect to Options granted in connection with the Corporate Reorganization:

(i)            The following terms shall be the same as the terms of the options being replaced: number of Shares underlying each Option, the vesting schedule and the exercise price, (converted from Canadian dollars into U.S. dollars using the exchange rate prevailing on the effective date of the Corporate Reorganization).

(ii)           The period during which such Options shall be exercisable shall expire on the later of (x) the original expiration date of the replaced options, determined by the date on which they were granted by TrizecHahn Corporation and (y) 66 months from the effective date of the Corporate Reorganization; provided, however, that this Section 5.2(b)(ii) shall not apply to Participants who are Former Employees.

(iii)          Except as set forth in this Section 5.2(b) and Section 5.3, such Options shall be subject to all provisions of the Plan, including without limitation, Section 5.5.

(c)           Options (other than Options granted pursuant to (a) or (b) of this Section 5.2) shall be exercisable for a term of ten years from the Date of Grant and shall vest one-third on the first anniversary of the Date of Grant and on each of the two subsequent anniversaries of the Date of Grant.

5.3           Minimum Option Price.  No Option granted pursuant to the Plan shall have an Option Price that is less than the Fair Market Value of a Share on the Date of Grant; provided, for any Employee owning stock representing more than 10% of the total combined voting power of all classes of stock of the Company (or, under Section 424(d) of the Code, is deemed to own stock representing more than 10% of the total combined voting power of all such classes of stock), the Option Price for each Incentive Stock Option granted to such Employee shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant.

5.4           Limit on Option Grants.  The maximum number of Shares for which Options may be granted to any Participant during each fiscal year of the Company shall be 4,000,000, which limit shall be construed and applied consistent with Section 162(m) of the Code and the regulations thereunder and subject to adjustment pursuant to Section 11.  The aggregate Fair Market Value of Shares with respect to which an Incentive Stock Option Award may be exercisable for the first time by any individual during any calendar year under this Plan shall not exceed $100,000.

5.5           Termination of Employment or Services.  Except as may otherwise be provided in the Option Agreement, if the employment of an Employee or the services of a Non-Employee Director or Key Advisor with the Company and all Subsidiaries shall terminate for any reason (other than death, disability or, excepting a Key Advisor and excepting a holder of an Incentive Stock Option, retirement), outstanding Options that are immediately exercisable at the date of termination may be exercised at any time prior to the expiration date of the Option or three months after such date of such termination, whichever first occurs.  Except as may otherwise be provided in the Option Agreement, in the event the employment of an Employee or the services of a Non-Employee Director or Key Advisor are terminated by reason of death, disability or (excluding a Key Advisor; excluding a holder of an Incentive Stock Option) retirement, outstanding Options that are immediately exercisable at the date of termination may be exercised at any time prior to the expiration date of the Options or one year after such date of termination, whichever occurs first.

5.6           Exercise of Options.  Subject to the provisions of the Plan, an Option may be exercised from time to time by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.  The Option Price upon exercise of any Option shall be payable to the Company in full either:

(a)           in cash or its equivalent (including, for this purpose, the proceeds from a cashless exercise through a broker pursuant to Regulation T as promulgated by the Federal Reserve Board, or other borrowed funds as permitted by the Option Agreement and applicable law);

(b)           by tendering previously-acquired Shares (including, for this purpose, Shares deemed tendered by affirmation of ownership), that (i) have an aggregate Fair Market Value at the time of exercise equal to the total Option Price and (ii) if acquired from the Company, have been owned by the

Participant for at least six months prior to the date of exercise (unless otherwise permitted by the Committee);

(c)           by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law; or

(d)           by a combination of (a), (b), and (c).

As soon as practicable after receipt of each notice and full payment, the Company shall deliver to the Participant a certificate or certificates, or other evidence of ownership, representing acquired Shares.

6.             Stock Appreciation Rights

6.1           Awards of Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights to Employees, Non-Employee Directors and Key Advisorsat such time or times as shall be determined by the Committee and shall be subject to such terms and conditions as the Committee may decide, not inconsistent with the terms of the Plan.  SARs may be granted in tandem with or separately from an Award of Options.  An Award of an SAR shall be made pursuant to an SAR Agreement containing such provisions not inconsistent with the Plan as the Committee shall determine.  No SARs may be granted in connection with an Incentive Stock Option in a manner that disqualifies the Incentive Stock Option under Section 422 of the Code.

6.2           Exercise of SARs.  SARs may be exercised at such times and subject to such conditions, including the performance of a minimum period of continuous employment or services with the Company or its Subsidiaries, as the Committee shall determine.  SARs that are granted in tandem with an Option may be exercised only upon the surrender of the right to exercise an equivalent number of Shares under the related Option and may be exercised only with respect to the Shares for which the related Option is then exercisable.

6.3           Payment of SAR Amount.  Upon the exercise of an SAR, the Participant shall be entitled to receive payment of an amount determined by multiplying:

(a)           any increase in the Fair Market Value of a Share at the date of exercise over the Fair Market Value of a Share at the Date of Grant, by

(b)           the number of Shares with respect to which the SAR is exercised;

provided, at the Date of Grant, the Committee may establish, in its sole discretion, a maximum amount per Share that is payable upon the exercise of an SAR.

6.4           Method of Payment.  Payment of an SAR shall be made in cash, Shares or any combination thereof, as the Committee shall determine at the Date of Grant, the time of payment, or any other time.

6.5           Termination.  Except as may otherwise be provided in the SAR Agreement, if the employment of an Employee or the services of a Non-Employee Director or Key Advisor with the Company and all Subsidiaries shall terminate for any reason (other than death, disability or, excepting a Key Advisor, retirement), any outstanding SARs which were immediately exercisable at the date of termination, may be exercised at any time prior to the expiration date of the SAR or three months after such date of such termination, whichever first occurs.  Except as may otherwise be provided in the SAR Agreement, in the event the employment of an Employee or the services of a Non-Employee Director or Key Advisor is terminated by reason of death, disability or (other than a Key Advisor) retirement, any outstanding SARs which are immediately exercisable at the date of termination may be exercised at any time prior to the expiration date of the SARs or one year after such date of termination, whichever occurs first.

7.             Restricted Stock Awards

7.1           Eligibility.  The Committee may grant Awards of Restricted Stock or Restricted Stock Rights to Employees and Non-Employee Directors of the Companyat such time or times as shall be determined by the Committee.  An Award of Restricted Stock or Restricted Stock Rights shall be made pursuant to an Agreement containing such provisions not inconsistent with the Plan as the Committee shall determine.

7.2           Awards.  Awards of Restricted Stock or Restricted Stock Rights shall be subject to a vesting period of not less than three years of continuous employment with the Company or its Subsidiaries, or service to the Company as a Non-Employee Director, as determined by the Committee and shall be subject to such additional restrictions and terms as the Committee deems appropriate.  The Committee may, but need not, establish performance goals to be achieved within such vesting period as may be selected by it, using such measures of individual performance or the performance of the Company as the Committee determines.  A Participant shall have all of the rights of a shareholder with respect to Shares of Restricted Stock awarded in accordance with this Section 7.  A holder of Restricted Stock Rights shall have no rights of a shareholder of Shares, except the right to dividends as set forth in Section 7.5.

7.3           Lapse of Restrictions and Distribution.

(a)           Upon satisfaction of vesting and other performance conditions set forth in the Award of Restricted Stock, the restrictions so satisfied shall lapse as provided in the Award.  The restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as set forth in the Award.

(b)           Upon satisfaction of vesting and other performance conditions set forth in the Award of Restricted Stock Rights, the Participant shall receive a distribution, without payment on his part, of the number of Shares satisfying such restrictions, subject to such further restrictions as may be set forth in the Award.

7.4           Forfeitures.  Except as provided herein, or except as otherwise determined by the Committee, if an Employee's employment or services of a Non-Employee Director with the Company and all Subsidiaries is terminated for any reason (other than by reason of death, disability or retirement) prior to satisfaction of the vesting or performance restrictions, then such Restricted Stock and Restricted Stock Rights failing to satisfy such restrictions shall be forfeited, together with any accrued undistributed dividends.  If an Employee's employment or services of a Non-Employee Director is terminated by reason of death, disability or retirement, then all restrictions shall lapse respecting all Restricted Stock and Restricted Stock Rights awarded to such Employee or Non-Employee Director and Shares shall be distributed respecting such Restricted Stock Rights to such individual or, in the event of such individual's death, to the person or persons entitled thereto by will or the laws of descent and distribution.

7.5           Dividends.  On each date on which the Company pays a dividend with respect to its Shares, each Participant awarded Restricted Stock or Restricted Stock Rights shall be credited with an amount equal to the dividend paid on that date on a Share, multiplied by the number of Shares of Restricted Common Stock or Restricted Stock Rights so awarded.  Such amounts shall be paid at such time or times as the Committee shall determine, but not later than the date on which all restrictions under the Award shall lapse.

8.             Performance Awards

8.1           Eligibility.  The Committee may grant Performance Awards to officers and other key Employees at such time or times as shall be determined by the Committee, and which may be awarded in connection with an Award of Restricted Stock or Restricted Stock Rights.  A Performance Award shall be made pursuant to an Agreement containing such provisions not inconsistent with the Plan as the Committee shall determine.

8.2           Awards.  Each such Performance Award shall be earned based on the satisfaction of performance goals during an applicable performance period, shall be denominated in performance units, each such unit having a value equal to the Fair Market Value of a Share on the Date of Grant, in an aggregate amount valued on the Date of Grant not exceeding one hundred percent (100%) of the Employee's base salary, and shall be based on performance criteria selected from among the following factors, or any combination of the following, applicable to the Company as a whole or to any individual subsidiary as the Committee deems appropriate:  return on equity, return on common equity, funds from operations, adjusted funds from operations, return on working capital, total shareholder return, return on assets, return on investment, revenues, share price, earnings per share or any similar earnings-based financial measure determined by the Committee.  The Committee may select the goals specified from Award to Award, which need not be the same for each Employee.  For each performance period, the Committee shall also establish appropriate criteria to determine the basis upon which a Performance Award shall be made under the Plan with respect to that period.  The value of each such performance unit shall be increased by an amount equal to the dividend paid from time to time on a Share representing each such performance unit which shall be deemed reinvested in additional such performance units at the Fair Market Value of a Share on such date.

8.3           Payment and Amount.  Upon the satisfaction of a performance goal or goals for a performance period (which may include the satisfaction of any applicable performance restriction set forth in an Award of Restricted Stock or Restricted Stock Rights), the Employee shall receive a payment in cash, stock, or a combination of cash and stock, of the amount due under the Performance Award, not exceeding an amount equal to the value of three times the number of performance units credited to the Employee (including deemed reinvestment of dividends) at the end of the performance period pursuant to the Award, each such performance unit having a value equal to the Fair Market Value of a Share on the payment date.

8.4           Forfeiture.  Except as determined by the Committee, if an Employee's employment with the Company and its Subsidiaries is terminated for any reason (other than by reason of the Employee's death, disability or retirement) prior to the payment of any portion of a Performance Award, the Employee shall forfeit all rights to receive any portion of the Performance Award remaining unpaid at such termination.  If an Employee's employment is terminated by reason of the Employee's death, disability or retirement, the Employee or, in the event of the Employee's death, the person or persons entitled thereto by will or the laws of descent and distribution, shall receive payment of all Performance Awards for which the performance goals set forth under the Performance Award (other than the lapse of time) have been met.

9.             Other Share-Based Awards

                The Committee may grant to Employees, non-Employee Directors and Key Advisors other Awards that are valued in whole or in part by reference to or are otherwise based on Shares, consistent with the terms of the Plan.  Awards may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.  Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

10.          Vesting in Certain Events

10.1         Special Acceleration.  The Committee may accelerate the exercisability of any Option or Stock Appreciation Right or waive any restrictions or performance goals (or both) with respect to Awards of Restricted Stock, Restricted Stock Rights, Performance Awards and other Share-based Awards, in whole or in part at any time.

10.2         Acceleration Upon a Change in Control.  Any other provision of the Plan to the contrary, upon the occurrence of a Change in Control (as hereinafter defined):  (a) each outstanding Option or SAR shall become immediately vested and exercisable with respect to the full number of Shares subject to such Option or SAR; and (b) all restrictions shall lapse, and all performance goals shall be deemed satisfied, with respect to all Awards of Restricted Stock and Restricted Stock Rights and Performance Awards.  In addition, the Committee in its discretion may, but shall not be required to, provide for acceleration of Awards upon the occurrence of other events, including those relating to tender offers, threatened Changes in Control or other similar circumstances.  In addition, in the case of a Change in Control relating to a merger or consolidation in which the Company is not the surviving entity and in which all the holders of outstanding Shares shall receive all or substantially all the merger or consolidation consideration in cash (or any other transaction with respect to which the Committee determines that the assumption or other continuation of the Options would not be appropriate), the Committee may, but shall not be obligated to, provide that any or all outstanding Options shall be cancelled upon, or immediately prior to, the consummation of the relevant transaction, in exchange for a payment to the relevant Participant in cash with respect to each Option equal to the product of (x) the number of Shares subject to such Option multiplied by (y) the excess, if any, of the Transaction Value (as defined below) over the Option Price of such Option.  As used herein, "Transaction Value" means the value of the per Share consideration to be paid in connection with the consummation of the relevant transaction, determined by calculating the sum of (i) the cash and (ii) the fair market value (as determined in good faith by the Committee) of any non-cash consideration comprising such per Share consideration.

10.3         Definition of Change in Control.  A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a)           any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company or any Subsidiary, (ii) the Company or any of the Company's affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), including any PM Affiliate (as hereinafter defined), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding Shares or the combined voting power of the Company's then outstanding voting securities; provided, however, that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person becomes a beneficial owner of more than 20% of the then outstanding Shares or combined voting power of the Company's then outstanding voting securities as the result of the acquisition of Shares by the Company (a "Company Share Repurchase"); however if such person acquires any additional Shares following such Company Share Repurchase, such acquisition of additional Shares shall constitute a Change in Control unless, after giving effect to such acquisition, such person will not beneficially own 20% or more of the then outstanding Shares or combined voting power of the Company's then outstanding voting securities; and provided, further, that no Change in Control shall be deemed to occur hereunder so long as the Company remains a PM Affiliate;

(b)           a change in the composition of the Board of the Company (the "Board") such that individuals who, as of May 29, 2003, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the May 29, 2003 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including by prior application of this proviso) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)           the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or approve the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 50.1% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (ii) a merger or consolidation with or into a PM Affiliate or (iii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (determined pursuant to clause (a) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of Stock or the combined voting power of the Company's then outstanding voting securities; provided, however that if, at any time on or prior to approval by stockholders of a merger or consolidation, the Committee determines that the consummation of such merger or consolidation is subject (whether for regulatory reasons or otherwise) to significant uncertainty, the Committee may provide that a Change in Control that would otherwise be deemed to occur hereunder upon such stockholder approval shall instead occur only upon consummation of the relevant merger or consolidation (within a specified time period following stockholder approval, if appropriate) or upon the occurrence of any other event or events occurring prior to such consummation specified by the Committee; or

(d)           the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to (i) a PM Affiliate, or (ii) an entity, at least 50.1% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

                As used in this Section 10.3, the term "PM Affiliates" means Peter Munk, the Company and any entity or person affiliated with Peter Munk; provided, however, that Peter Munk and such affiliates shall cease to be deemed PM Affiliates if, at any time following May 29, 2003, they cease to have continually possessed control (within the meaning of Rule 405 under Regulation C promulgated under the Securities Act of 1933, as amended) over the Company or any successor thereto.  In the event that Peter Munk and his affiliates cease to continuously possess control over the Company (and thereby cease to constitute "PM Affiliates" hereunder), including, without limitation, by reason of Mr. Munk's death (such cessation of continuous control being hereinafter referred to as a "PM Event"), (x) such PM Event shall not result automatically in a Change in Control hereunder, even if any person (including, without limitation, Peter Munk or his affiliates or any transferee of or successor to any of them) beneficially owns 20% of the then outstanding Shares or combined voting power of the Company's then outstanding securities, and (y) the Committee (A) promptly shall make a determination whether to accelerate Awards upon or in connection with such PM Event, taking into consideration, among other things, whether any person beneficially owns more than 20% of the then outstanding Shares or combined voting power of the Company's then outstanding securities or otherwise possesses actual or potential control over the Company, and (B) if it determines not to accelerate Awards upon or in connection with such PM Event, shall establish rules and guidelines to determine the circumstances following a PM Event when a Change in Control will be deemed to occur.

11.          Certain Adjustments

                Notwithstanding any provision of the Plan or any Agreement to the contrary, in the event of any change in the outstanding Shares by reason of a stock dividend or stock split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares or otherwise or any other event that may dilute or enlarge the rights of Participants with respect to (i) the number of Shares covered by each outstanding Award of Options, SARs, Restricted Stock, Restricted Stock Rights, Performance Awards or other Share-based Awards under the Plan or (ii) the Option Prices (and SAR base value) in respect thereof, then (a) such proportionate adjustments or substitutions shall be made as may be necessary to the aggregate limit set forth at Section 4.1 on Awards made under the Plan to prevent dilution or enlargement of the rights of Participants with respect to any of the matters described above, and (b) the Committee may make such other adjustments or substitutions, consistent with the foregoing, as it deems appropriate in its sole discretion.

12.          Transferability

12.1         Restricted Stock.  Shares subject to Restricted Stock Awards shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Participant, while they are subject to the restrictions described in Section 7.2.

12.2         Options, Stock Appreciation Rights, Restricted Stock Rights, Performance Awards and Other Share-Based Awards.  Options, Stock Appreciation Rights, Restricted Stock Rights, Performance Awards and other Share-based Awards granted under the Plan are personal to the Participant and no such Award acquired directly or indirectly under the Plan may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will, the applicable laws of descent and distribution or as required by law, and no such Award shall be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of such an Award not specifically permitted herein shall be void.  An Option or Stock Appreciation Right may be exercised only by the Participant during his lifetime and, following the Participant's death, may be exercised pursuant to Section 5 and Section 6, only by the legal representative of the Participant's estate or by the person who acquires the right to exercise such Award on his death by bequest or inheritance, unless the Committee determines otherwise.

13.          Amendment or Termination of The Plan

                The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations; provided, no amendment to increase the aggregate number of Shares under Section 4.1 that may be Awarded under the Plan shall be effective until confirmed by such vote of the shareholders of the Company as may be required under applicable stock exchange rules.

14.          Taxes

                The Company shall have the authority to withhold, or require a Participant to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer payment of cash or issuance of Shares until such requirements are satisfied.  Unless otherwise determined by the Committee, a Participant may elect, subject to such conditions as the Committee may require, to have Shares otherwise deliverable under the Plan withheld by the Company and having a Fair Market Value sufficient to satisfy all or part of such requirements or, if so determined by the Committee, the Participant's estimated total federal, state, and local tax obligation associated with the transaction.

15.          Rights as a Shareholder

                The holder of an Option, SAR or Restricted Stock Rights shall not have any rights as a shareholder of the Company with respect to any of the Shares covered by such Option, SAR or Restricted Stock Rights until the issuance of Shares upon the exercise of such Option or SAR or the satisfaction of vesting and performance conditions set forth in such Restricted Stock Rights Award.

16.          No Rights to Awards

                No Employee, Non-Employee Director or Key Advisor shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee shall be obligated to treat eligible Employees, Non-Employee Directors or Key Advisors uniformly.

17.          Unfunded Plan

                Insofar as the Plan provides for Awards of cash, Shares, rights or a combination thereof, the Plan shall be unfunded.  The Company may maintain bookkeeping accounts with respect to Participants who are entitled to Awards under the Plan, but such accounts shall be used merely for administrative convenience.  The Company shall not be required to segregate any assets that may at any time be represented by interests in Awards nor shall the Plan be construed as providing for any such segregation.  None of the Committee, the Company or the Board shall be deemed to be a trustee of any cash, Shares or rights to Awards granted under the Plan.  Any liability of the Company to any Participant with respect to an Award or any rights thereunder shall be based solely upon any contractual obligations that may be created by the Plan and any Agreement, and no obligation of the Company under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

18.          Compliance With Applicable Law and Listing Requirements

                The Plan is intended to comply with Section 16 of the Exchange Act, the Sarbanes-Oxley Act of 2002, and other applicable law and listing requirements of any exchange or other market in which Shares may be traded, and the Committee shall interpret and administer the provisions of the Plan or any Award or Agreement under the Plan in a manner consistent therewith.  To the extent any provision of the Plan or Agreement or any action by the Committee fails to so comply, it shall be deemed null and void.  The Committee may, at any time, impose such conditions and limitations to the exercise of an Option, Stock Appreciation Right or other Award as the Committee deems necessary or desirable in order to comply with the requirements of Sections 16(a) and 16(b) of the Exchange Act, the Sarbanes-Oxley Act of 2002,  and the rules and regulations thereunder, or to obtain exemption therefrom.  Moreover, in the event the Plan or an Award or Agreement under the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Options) shall be deemed automatically to be incorporated by reference into the Plan or such Award or Agreement insofar as Participants subject to Section 16 of the Exchange Act are concerned.  No Award requiring the delivery of Shares shall be exercised or paid out unless at the time of such exercise or payout (i) such Shares are covered by a currently effective registration statement filed under the Securities Act of 1933, as amended, if one is then required, or in the sole opinion of the Company and its counsel such issuance of Shares is otherwise exempt from the registration requirements of such act, and (ii) such Shares are listed on any securities exchange (or traded on the Nasdaq National Market or other national market quotation system) to the extent that shares of common stock of the Company, generally, are so listed or traded.

19.          Avoidance of Liability

                Notwithstanding anything contained in the Plan or any Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability, but in no event for a period in excess of 180 days.

20.          Shareholder Approval; Term of Plan

                This amended and restated Plan shall become effective upon its approval by the shareholders of the Company.  The Plan shall expire May 29, 2013, no Awards may be granted after that date, and Awards granted before that date shall remain outstanding in accordance with their terms.

21.          No Right to Employment

                Nothing in the Plan or in any Agreement, nor the grant of any Award, shall confer upon any individual any right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or interfere with or limit the right of the Company to modify the terms of, or terminate, such individual's employment at any time.

22.          Severability

                In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.          Governing Law

                The Plan shall be governed by the laws of the State of Delaware (determined without regard to the choice of law provisions thereof).  Each Participant shall, by accepting an Award, consent to the jurisdiction and venue of the federal and state courts located in Chicago, Illinois.

24.          Impact on Other Plans

                This Plan shall not be deemed to provide compensation to Employees for purposes of computing benefits under any benefit plan of the Company and shall not affect any benefits now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.